EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of InnSuites Hospitality Trust and subsidiaries (the “Trust”) on Form S-8 (No. 333-222807), pertaining to the Trust’s registration of shares of the Trust’s 2017 Equity Incentive Plan of our report dated May 15, 2018, on our audits of the consolidated financial statements as of January 31, 2018 and 2017, and for each of the years in the two-year period ended January 31, 2018, which report is included in the Annual Report on Form 10-K filed on May 16, 2018.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
May 16, 2018